Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fidelity National Financial, Inc.:

We consent to the use of our report dated February 27, 2017, except as to Notes A and G, which are as of February 23, 2018 and as to Note S, which is as of May 30, 2018, with respect to the Consolidated Statements of Earnings, Comprehensive Earnings, Equity, and Cash Flows of Fidelity National Financial, Inc. for the year ended December 31, 2016, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Jacksonville, Florida
May 3, 2019